Exhibit 99.1

CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ANNOUNCES ORGANIZATIONAL CHANGES
NEW ALBANY, OHIO, December 4, 2008 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today announced the realignment of its management team to support its strategic initiatives. The Company cited changes in its operating environment, the global commercial vehicle industry and general economic conditions as the primary reasons for the changes.
“We must react to the environment around us when it changes as significantly as we have seen over the past six to twelve months,” said Mervin Dunn, President and Chief Executive Officer, of Commercial Vehicle Group. “With our 2007 acquisitions and our major push towards global products for our customers, the time is right to shift our internal model to achieve the highest benefit for CVG and our shareholders,” added Mr. Dunn.
Kevin R.L. Frailey, Executive Vice President of Business Development, will assume the role of Executive Vice President and General Manager for Electrical Systems, which will include both the domestic and international wire harness operations. Mr. Frailey’s current responsibilities in business development and research & development will be transitioned to Bob Averitt, Vice President of Strategy and Business Integration.
Ken Bush, Senior Vice President and General Manager of Specialty Products, will report directly to Mr. Dunn and focus solely on the Company’s aftermarket and specialty products.
Milton D. Kniss, Vice President of Operations, will assume the role of Executive Vice President and General Manager of Seating Systems, which will include both the domestic and international seating operations, and will report to Mr. Dunn.
W. Gordon Boyd, President of Global Construction, will lead the transition of the European seating operations to Mr. Kniss and the wire harness operations to Mr. Frailey over the next several months. When the transition is complete, Mr. Boyd will remain an active member of the executive management team as a Senior Advisor to the CEO, while also focusing on the development and growth of the Company’s operations in China, Australia, India, Brazil and South Africa.
Gerald L. Armstrong, President of Global Truck, will assume the role of President and General Manager of Cab Systems, which will include the structural and trim product operations. Mr. Armstrong will also lead the transition of the domestic seating operations to Mr. Kniss and the specialty products business to Mr. Bush over the next several months.
The Company also announced that Chad M. Utrup, Chief Financial Officer, will assume the additional responsibility for corporate human resources from James F. Williams, the Company’s Vice President of Organizational Development. In addition, Patrick Miller, Senior Vice President and General Manager of Global Purchasing and Logistics, will oversee the Company’s global procurement and logistics and will report directly to Mr. Dunn.
“This realignment will result in a flatter, more functional organization which will allow us to rekindle our entrepreneurial spirit within our core product lines. I have extreme confidence in this management team and our ability to make these changes successful,” commented Mr. Dunn.

About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In particular, this press release may contain forward-looking statements about management organizational changes and the anticipated benefits of these changes. These statements are based on certain assumptions that the Company has made in light of current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s failure to implement its business strategy ; (ii) the Company’s inability to execute restructuring initiatives or achieve operational efficiencies; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) the loss of any of the Company’s key management personnel; and (v) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
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